CLALLAM COUNTY

PUD #1

Bringing Energy To Life™

December 10, 2010

Raft River Energy LLC
Attn. Dan Kunz
1505 Tyrell Lane
Boise, ID 83706

RE: PUD # 1 of Clallam County Renewable Energy Certificate Purchase and Sale Agreement

Dear Mr. Kunz:

Two copies of the Renewable Energy Certificate Purchase and Sale Agreement between Raft river Energy LLC and PUD No. 1 of Clallam County are enclosed. Please sign and return a fully executed copy to the District for our records, to the address listed in the Agreement.

Sincerely,

Nicole Clark

Nicole Clark
Executive Assistant

Enclosures

PUD No. 1 of Clallam County • 2431 East Highway 101 • Post Office Box 1090 • Port Angeles, WA 98362-0207
www.clallampud.net • P 360 452 9771 • F 360 452 9338

RENEWABLE ENERGY CERTIFICATE
PURCHASE AND SALE AGREEMENT

This **RENEWABLE ENERGY CERTIFICATE PURCHASE AND SALE AGREEMENT** ("**Agreement**") is made as of December 15, 2010 (the "**Effective Date**") between Raft River Energy I LLC ("**Seller**"), with its principal place of business at 1505 Tyrell Lane, Boise, Idaho 83760 and Public Utility District No.1 of Clallam County, Washington ("**Buyer**"), with its principal place of business at 2431 E. Highway 101, P.O. Box 1090, Port Angeles, Washington 98362 (each a "**Party**" and collectively, the "**Parties**").

WHEREAS, the Seller wishes to sell and the Buyer wishes to buy RECs (as hereinafter defined) on the terms set forth herein;

NOW THEREFORE, in consideration of their mutual covenants herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

"**Applicable Standard**" means the state or federal standard or set of rules specified in the Confirmation Letter.

"**Applicable Tracking System**" means WREGIS which is the generation information system, generation attribute tracking system, database or other system specified in the Confirmation Letter that records generation from the Eligible Renewable Resources in a particular geographic region.

"**Business Day**" means a day, other than a Saturday, Sunday or holiday, on which banks are open for business in the state of Washington, beginning at 8:00 a.m. and ending at 5:00 p.m. Pacific Prevailing Time.

"**Buyer**" is defined in the Preamble.

"**Confirmation Letter**" or "**Confirm**" means the Confirmation Letter included as Exhibit A, and any successor or replacement thereto, which constitutes part of and is hereby incorporated into this Agreement as if fully set forth herein.

"**Contract Price**" means the amount payable by Buyer to Seller for each REC provided pursuant to this Agreement as set forth in the Confirmation Letter.

"**Costs**" means the present value of brokerage fees, commissions, reasonable attorneys fees, and other similar third party transaction costs and expenses reasonably incurred by the Non-Defaulting Party either in terminating or replacing any arrangement pursuant to which it has hedged its obligations relating to a Terminated Transaction (which, for the sake of clarity, does not include the Non-Defaulting Party's losses or gains with respect to any such hedging arrangement); and any charges, penalties, fines or fees imposed or assessed against the Non-Defaulting Party by the Applicable Tracking System on account of Delivery not occurring by the Delivery Deadline, as determined by the Non-Defaulting Party in a commercially reasonable manner.

"**Defaulting Party**" is defined in Article 9.

"**Default Rate**" is defined in Article 5.3.

"**Delivery**" or "**Deliver**" means the Seller has caused in accordance with the Applicable Standard the certification and electronic transfer of RECs to the Buyer's account via and in accordance with the rules of the Applicable Tracking System.

"**Delivery Deadline**" means the date or period, as applicable by which Delivery of a specified number of RECs must be completed, as specified in the Confirmation Letter.

"**Early Termination Date**" is defined in Article 10.2.

"**Effective Date**" is defined in the Preamble.

"**Eligible Renewable Resource**" means the source of renewable energy that meet all requirements of the Applicable Standard, which is the geothermal generating resource specified in the Confirmation Letter.

"**Energy**" means three-phase, 60-cycle alternating current electric energy, expressed in megawatt hours.

"**Environmental Attributes**" means those aspects, claims, characteristics and benefits associated with the generation of a quantity of electricity by an Eligible Renewable Resource, other than the Energy produced by the Eligible Renewable Resource, including all the environmental, power source, and emission characteristics, credits, allowances, reductions, offsets, and benefits associated with the generation of electricity from the Eligible Renewable Resource and its displacement of generation from non-renewable energy resources, and any avoided emissions of carbon dioxide, methane, and any other greenhouse gases, but excluding: (i) any emission reduction of capped and traded pollutants where allowances are not routinely assigned to renewable energy generators, including sulfur dioxide (SO2), mercury (Hg) and oxides of nitrogen (NOx), and (ii) production tax credits, investment tax credits or other direct third-party subsidies for generation of electricity associated with the Eligible Renewable Resource.

"**Event of Default**" is defined in Article 9.

"**Facility**" means the electricity generating resource designated in the Confirmation Letter.

"**Force Majeure**" means an event or circumstance which materially and adversely affects the ability of a Party to perform its obligations under this Agreement, which event or circumstance was not reasonably anticipated as of the Trade Date and which is not within the reasonable control of, or the result of the negligence of, the Party claiming Force Majeure, and which the claiming Party is unable to overcome or avoid or cause to be avoided, by the exercise of reasonable care. Force Majeure may not be based on (i) the loss or failure of Buyer's markets; (ii) Buyer's inability economically to use or resell the RECs; (iii) Seller's ability to sell the RECs to another at a price greater than the Contract Price; or (iv) Buyer's ability to purchase product similar to the RECs at a price less than the Contract Price. In no event shall a Force Majeure excuse or delay a Party's obligation to make payments due hereunder except where such payments are delayed as a result of a Force Majeure which disables the banking system through which a Party makes such payments.

"**Gains**" mean the present value of the economic benefit to a Party, if any (exclusive of Costs), resulting from the termination of the Terminated Transaction, determined in a commercially reasonable manner.

"**Interest Rate**" is equal to Prime lending rate published under the heading "Money Rates" in the *Wall Street Journal*, or in the event the Wall Street Journal ceases to publish such interest rate, then such other comparable published interest rate as agreed to by the Parties.

"**Losses**" means the present value of the economic loss to a Party, if any (exclusive of Costs), resulting from termination of the Terminated Transaction, determined in a commercially reasonable manner.

"**MWh**" means megawatt-hour.

"**Non-Defaulting Party**" is defined in Article 10.2.

"Pacific Prevailing Time" means either Pacific Standard Time or Pacific Daylight Savings Time as applicable/

"**Payment Date**" is defined in Article 5.2.

"Person" means any individual or legal entity with the capability to sue and be sued.

"**Renewable Energy Certificate**" or "**RECs**" means the Environmental Attributes and Reporting Rights associated with the generation of one (1) MWh of Energy from one or more Eligible Renewable Resources pursuant to Title 19, Chapter 285, Section 010, *et. seq.* of the Revised Code of Washington ("RCW 19.285.010, *et seq.*")

"**Reporting Rights**" means the right to report and register with the Applicable Tracking System the exclusive ownership of the Environmental Attributes in compliance with federal, state, or local law, if applicable, and to a federal or state agency or any other party at the Buyer's discretion, and including without limitation those Reporting Rights accruing under Section 1605(b) of the Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill.

"**Seller**" is defined in the Preamble.

"**Settlement Amount**" means the Losses or Gains, and Costs, which the Non-Defaulting Party incurs as a result of the liquidation of the Terminated Transaction pursuant to Article 10.2.

"**Tax-Equity Investor**" means any Person investing in a membership interest of Seller for the purpose of obtaining the tax benefits associated with the production tax credits applicable to electricity produced from certain renewable resources pursuant to 26 U.S.C. §45 of the Internal Revenue Code.

"**Term**" means the duration of this Agreement, as set forth in Article 2.1.

"**Termination Payment**" is defined in Article 10.3.

"**Terminated Transaction**" is defined in Article 10.2.

"**Trade Date**" means the date of the Confirmation Letter.

"**Unit Contingent**" means that the RECs that are contingent on the Facility generating the MWhs with which each such RECs is associated. .

"**Vintage**" means the calendar year in which the Energy associated with the RECs was generated.

Rules of Construction. "Or" is not necessarily exclusive. "Hereof," "herein," "hereunder," and similar words refer to this Agreement in its entirety. "Articles" and "Exhibits" refer to Articles and Exhibits hereof unless otherwise stated or indicated. "Including" is not limiting and means "including without limitation". All accounting terms and computations are construed in accordance with generally accepted accounting principles consistently applied. All references to a particular entity or market price index include a reference to such entity's or index's successors and (if applicable) permitted assigns.

ARTICLE 2
TRANSACTION

2.1. Term.

The term ("**Term**") of this Agreement commences on the Effective Date and continues until the later of (i) the date on which no Confirmation Letter is in effect; (ii) all payments, Deliveries and other obligations of the Parties under this Agreement have been completed; or (ii) this Agreement has been terminated pursuant to Article 11.12.

2.2. Sale and Purchase Obligation.

Seller agrees to provide and Buyer agrees to purchase RECs according to the terms of this Agreement.

2.3. Quantity and Price.

Seller shall sell and Buyer shall purchase RECs in the quantities and at the Contract Price(s) specified in the Confirmation Letter.

2.4. Disclosure.

Buyer is expressly authorized (to the extent provided in Article 11.4) to disclose to third parties Seller's name and Facility details including location, capacity, output, commercial on-line date, and vintage of RECs. To the extent permitted by or required to comply with applicable Washington law, any disclosure will exclude such confidential details as price and payment term. Buyer is further authorized to, at Buyer's own expense and with Seller's reasonable cooperation, monitor, measure, verify, calculate, disclose and claim for the benefit of Buyer any matter respecting the RECs or any aspects thereof pursuant to any present or future protocol, standard, or guidance.

2.5. Delivery.

Seller shall Deliver, and Buyer shall receive, the RECs by the Delivery Deadline via the Applicable Tracking System such that all rights, title to and interest in the RECs shall transfer from Seller to Buyer upon such Delivery and in accordance with the rules of the Applicable Tracking System, and such that Buyer will then have the exclusive right to use the RECs under the Applicable Standard or under any other program for which there exists a market registry or reporting for the RECs.

2.5.1 Unit Contingent Delivery.

The Confirmation Letter provides that the Delivery is "Unit Contingent." Therefore, Seller's obligations to Deliver the RECs under the Agreement are excused to the extent that the Facility is not able to generate RECs in the Vintage or other agreed time periods as specified in the Confirmation Letter, due to the performance of the Facility.

ARTICLE 3
REPRESENTATIONS

3.1. Authority.

Each Party represents and warrants to the other Party that (i) it is a legal entity, duly organized and validly existing and in good standing under the laws of the state of its organization, (ii) it has the full power and authority to execute, deliver, and perform this Agreement and to carry out the transactions contemplated hereby; (iii) its execution and delivery hereof and performance of the transactions contemplated hereunder have been duly authorized by all requisite entity action, and this Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles; (iv) no authorization, consent, notice to or registration or filing with any governmental authority is required for the execution, delivery and performance by it hereof; (v) none of the execution, delivery and performance by it hereof conflicts with or will result in a breach or violation of any law, contract or instrument to which it is bound; (vi) there are no proceedings by or before any governmental authority, now pending or (to the knowledge of such Party) threatened, that if adversely determined could have a material adverse effect on such Party's ability to perform the Party's obligations under this Agreement; (vii) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement; and (viii) it is acting for its own account, has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for it based upon its own judgment, is not relying upon the advice or recommendations of the other Party in so doing, and is capable of assessing the merits of and understanding, and understands and accepts, the terms, conditions and risks of this Agreement.

3.2. Forward Contract Merchant.

Each Party represents that it is a "forward contract merchant" within the meaning of Section 101(26) of the Bankruptcy Code, and this Agreement and all transactions hereunder constitute "forward contracts" within the meaning of Section 101(25) of the Bankruptcy Code.

3.3. Seller Representations and Warranties.

Seller agrees, represents, and warrants to Buyer that:

a) Each REC represents the Environmental Attributes and Reporting Rights associated with the generation of one (1) MWh of Energy from the Facility which is an Eligible Renewable Resource, and that Seller has the contractual rights to sell all right, title, and interest in, to and under the RECs Delivered hereunder.

b) Seller has not sold the RECs it has agreed to Deliver hereunder to any other Person, and that at the time of Delivery all rights, title, and interest in, to and under the RECs are free and clear of all liens, taxes, claims, security interests, or other encumbrances of any kind whatsoever.

c) The Energy generated by the applicable Eligible Renewable Resource, upon which the RECs were based, was not and will not be separately sold, marketed, reported, or otherwise represented as renewable energy, renewable electricity, clean energy, or zero-emission energy.

d) The RECs that are Delivered hereunder, and the associated Environmental Attributes and Reporting Rights, will vest in Buyer, and Buyer will (i) have the exclusive rights to make all claims as to the Environmental Attributes associated with such RECs generated by the Eligible Renewable Resource and (ii) have the right to report and register, as applicable, the exclusive ownership of the Environmental Attributes with any registry, system, agency, authority, or other party, either voluntarily or in compliance with any present or future domestic, international, or foreign law, regulation, registry or program.

(e) The Facility is an Eligible Renewable Resource.

3.4. <u>LIMITATION OF WARRANTIES.</u>

UNLESS EXPRESSLY PROVIDED HEREIN, ALL REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WITH RESPECT TO CONFORMITY WITH ANY MODEL OR SAMPLES, ARE DISCLAIMED BY THE PARTIES.

ARTICLE 4
(RESERVED)

ARTICLE 5
BILLING AND PAYMENT

5.1. <u>Billing</u>.

In each of the months of February, March, April and May, 2018, Buyer shall pay to Seller one-quarter (1/4) of the product of the Contract Price and the RECs reported for the month of January, 2018, which payments shall be adjusted in May, 2018, for any discrepancies between the RECs reported for January, 2018, and the RECs transferred to Buyer's WREGIS account. Commencing with June, 2018, and for each month thereafter during the Term, Buyer shall pay Seller the product of the applicable Contract Price and the RECs transferred to Buyer's WREGIS account during each preceding month.

Within ten (10) Business Days of the last day of each calendar month during the Term, Seller shall invoice Buyer the Contract Price for the RECs that were certified by WREGIS and transferred to the account of Buyer in the Applicable Tracking System during the immediately preceding month, if any. Seller shall send all invoices either electronically or by mail. If electronic transmittal of the entire bill is not practical, Seller shall transmit a summary electronically, and send the entire bill by mail.

5.2. **Payment.**

Payment for all invoices must be received by the Seller by the thirtieth (30th) day after the date the invoice was issued (the "Payment Date"). If the Payment Date is not a Business Day, the Payment Date is the next Business Day.

5.3. **Late Payments.**

Without limiting any other rights provided for herein, all overdue payments shall bear interest from the Payment Date to the date of actual payment at a rate (the "**Default Rate**") equal to the lesser of (i) two percent over the Interest Rate and (ii) the maximum rate permitted by applicable law.

5.4. **Disputes.**

To the extent a Party disputes any part of an invoice, such Party shall pay the undisputed amount invoiced by the Payment Date. If any amount withheld under dispute is finally determined to have been due, such withheld amount shall be forwarded to the Party to whom such amount is owed within five (5) Business Days of such determination, along with interest at the Default Rate from and including, the Payment Date, but excluding the date paid. The Party disputing an invoice must provide the other Party written notice of such dispute stating the basis of the dispute, and a calculation showing the disputing Party's basis for the disputed amount. The Parties will attempt to resolve all invoice disputes promptly by good faith negotiation, but in no event later than fifteen (15) days after receipt of the written notice of the invoice dispute.

5.5. **Taxes.**

Seller shall pay or cause to be paid all sales and other taxes imposed by any government authority on or with respect to the RECs Delivered prior and up to Delivery. Buyer shall pay or cause to be paid any of the same arising at and after Delivery.

5.6. **Invoice and Payment Instructions.**

Payment shall be made by electronic funds transfer, or by other mutually agreed upon method, in immediately available funds, to the bank account name and account number as specified below, or as otherwise notified in writing to the Party making payment by the Party to whom payment is to be made.

Invoices and Payments to Seller will be sent to:

Beneficiary Bank:	Pacific Coast Bankers' Bank San Francisco, CA 94104
Abbreviated Name	Pac Cst Bnkr Bk SF
Routing Number:	121042484
Beneficiary:	Syringa Bank 1299 N Orchard Street Boise, ID 83706
Account Number:	124103757

*****Originator to Beneficiary Instructions (Syringa Bank Customer Information):**

For Further Credit to:

Customer Name: Raft River Energy I LLC
Account Number: 0302011820
Address: 1505 Tyrell Lane
Boise, ID 83706

*** Syringa Bank receives all incoming wire transfers through its correspondent bank, Pacific Coast Bankers' Bank. You **MUST** include "Originator to Beneficiary Instructions" information for the wire transfer funds to be placed properly.

Invoices and Payments to Buyer will be sent to:

Public Utility District No. 1 of Clallam County
P.O. Box 1090
Port Angeles, WA 98382
Wiring instructions:
Bank of America
ABA: 026009593
Account: 105000006174

ARTICLE 6
NOTICES

All notices, requests, demands, offers, and other communications required or permitted to be made under this Agreement will be in writing and will be effective only if delivered: (a) in person, (b) by a nationally recognized delivery service, (c) by United States Mail, or (d) by electronic mail where mutually agreed. Notices are effective when received, except that notice by email is effective on confirmation of receipt only. Either Party may change its address or contact person(s) for notices by giving notice of such change consistent with this Article.

If to Seller:

Raft River Energy I LLC
1505 Tyrell Lane
Boise, Idaho 83706

Attn: Dan Kunz
Phone: (208) 424-1027
Fax: (208) 424-1030
Email: dkunz@usgeothermal.com

And if by electronic mail also to:
Attn: Thanh Tran Nguyen Duc
Phone: (212) 357-6829
Fax: (646) 769-7629
Email: Thanhtran.nguyenduc@gs.com

If to Buyer:

Public Utility District No. 1 of Clallam County
2431 E. Highway 101, P.O. Box 1090,
Port Angeles, Washington 98362

Attn: Manager, Power Supply
Phone: 360-565-3235
Fax: 360-452-9338
Email: fredm@clallampud.net

ARTICLE 7
GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement is governed by and construed in accordance with the laws of the State of Washington without regard to its conflict of laws principles. Each of the Parties hereby submits to the jurisdiction of the State and Federal courts located in the State of Washington with respect to any action or proceeding relating to this Agreement and the transactions contemplated hereby. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, AS WELL AS ANY RIGHT TO CONSOLIDATE ANY ACTION IN CONNECTION WITH ANY MATTER ARISING HEREUNDER WITH ANY OTHER MATTER IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED.

ARTICLE 8
ATTORNEY'S FEES

In the event of any suit or other proceeding between any of the Parties hereto with respect to any of the transactions contemplated hereby or subject matter hereof, each Party shall pay its own attorneys' fees, costs (including at the trial and appellate levels) and expenses of investigation.

ARTICLE 9
DEFAULTS

A Party is in default hereunder if that Party (the "**Defaulting Party**") does any of the following (each an "**Event of Default**"):

(a) with respect to the Buyer, its failure to pay the Contract Price on or before the Payment Date that is not subject to a bona fide dispute under Article 5.4 (a "**Buyer Payment Default**");

(b) except for a Buyer Payment Default covered in Article 9(a) above, breach by a Party of any of its material obligations herein and such Party does not cure within five (5) Business Days of written notice of such breach;

(c) if any representation or warranty made by it herein proves to have been misleading or false in any material respect when made and such Party does not cure the underlying facts so as to make such representation and warranty correct and not misleading within five (5) Business Days of written notice; or

(d) if a Party:

(i) makes a general assignment or any general arrangement for the benefit of its creditors,

(ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or has such a petition filed against it, or

(iii) otherwise becomes bankrupt or insolvent (however evidenced).

ARTICLE 10
REMEDIES UPON DEFAULT

10.1. Liquidated Damages.

Buyer and Seller agree the amounts that are determined to be due from one Party to the other Party pursuant to this Article in its entirety represents the liquidated damages of each, and no part hereof represents a penalty.

10.2. Remedies.

Upon an Event of Default and upon the expiration of any applicable period to cure, the non-defaulting Party (the "**Non-Defaulting Party**") may do any or all of the following: (i) designate a day, no earlier than the day such notice is effective and no later than 20 days after such notice is effective, as an early termination date ("**Early Termination Date**") to accelerate all amounts owing between the Parties and to liquidate and terminate this Agreement, including the Confirmation Letter (the "**Terminated Transaction**"); (ii) withhold any payments due in respect of this Agreement to the extent of its damages pursuant to this Article 10; (iii) suspend performance; and (iv) exercise such remedies as provided herein, including an action for damages (except as limited by Articles 10.1 and 10.5). Following its designation of an Early Termination Date, the Non-Defaulting Party shall calculate, in a commercially reasonable manner, a Settlement Amount for the Terminated Transaction as of the Early Termination Date (or, to the extent that in the reasonable opinion of the Non-Defaulting Party the Terminated Transaction is commercially impracticable to liquidate and terminate or may not be liquidated and terminated under applicable law on the Early Termination Date, as soon thereafter as is reasonably practicable).

10.3. Net Out of Settlement Amounts.

The Non-Defaulting Party will calculate a single liquidated amount (the "**Termination Payment**") by netting out (a) all amounts that are due to the Defaulting Party under this Agreement against (b) the Settlement Amount that is due to the Non-Defaulting Party under this Agreement, plus any other amounts due to the Non-Defaulting Party under this Agreement, so that all such amounts will be netted out to a single liquidated amount payable by the Defaulting Party. The Termination Payment, if any, is due from the Defaulting Party to the Non-Defaulting Party within two (2) business days following written notice to the Defaulting Party of the amount of the Termination Payment.

10.4. Calculation Disputes.

If the Defaulting Party disputes the Non-Defaulting Party's calculation of the Settlement Amount or Termination Payment, in whole or in part, the Defaulting Party will, within two (2) Business Days of receipt of the Non-Defaulting Party's calculation of the Termination Payment, provide the Non-Defaulting Party a detailed written explanation of the basis for such dispute, and a calculation showing the Defaulting Party's basis for the disputed amount. The Parties will attempt to resolve all invoice disputes promptly by good faith negotiation, but in no event later than fifteen (15) days after receipt of the written notice of the invoice dispute.

10.5. Limitation on Damages.

Except with respect to payment of the Termination Payment, in no event will either Party be liable to the other under this Agreement for any consequential, incidental, punitive, exemplary, or indirect damages or lost profit or business interruption damages in tort, contract, or otherwise.

10.6. Exclusive Remedy.

THE REMEDIES SET FORTH IN THIS ARTICLE 10 ARE THE SOLE AND EXCLUSIVE REMEDIES IN THE EVENT OF A DEFAULT OF A PARTY'S OBLIGATIONS UNDER THIS AGREEMENT, AND A PARTY'S LIABILITY SHALL BE LIMITED AS SET FORTH IN THIS ARTICLE. ALL OTHER REMEDIES OR DAMAGES FOR FAILURE TO SELL OR PURCHASE RECS AT LAW ARE HEREBY WAIVED.

10.7. Force Majeure.

If either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations with respect to this Agreement, that upon such Party's giving notice and full particulars of such Force Majeure as soon as reasonably possible after the occurrence of the cause relied upon, such notice to be confirmed in writing to the other Party, the obligations of the claiming Party will, to the extent they are affected by such Force Majeure, be suspended during the continuance of said inability, but for no longer period, and the claiming Party will not be liable to the other Party for, or on account of, any loss, damage, injury or expense resulting from, or arising out of such event of Force Majeure. The Party receiving such notice of Force Majeure shall continue to perform its obligations hereunder and will have until the end of the Business Day following such receipt to notify the claiming Party that it objects to or disputes the existence of an event of Force Majeure.

ARTICLE 11
STANDARD PROVISIONS

11.1. Additional Documents.

Each Party, upon the reasonable request of the other Party, will perform any further acts and execute and deliver such documents that may be necessary to carry out the intent and purpose hereof.

11.2. Assignment.

Neither Party shall transfer or assign this Agreement, in whole or in part, without the other's written consent, which will not be unreasonably withheld, conditioned or delayed; except that Seller may, without consent (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements (it being agreed that Buyer shall enter into a consent to any such assignment with Seller's lender); (ii) transfer or assign this Agreement to an affiliate if the affiliate's creditworthiness is equal to or higher than that of Seller; or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of Seller whose creditworthiness is equal to or higher than that of Seller; provided, however, that in each such case, any such assignee shall agree in writing to be bound by the terms and conditions of this Agreement. Any transfer or assignment without the requisite prior consent is void *ab initio*. All of the rights, benefits, duties, liabilities, and obligations of the Parties shall inure to the benefit of and be binding upon their respective successors and permitted assigns. By consenting to one assignment a Party will not be deemed to have consented to a subsequent assignment.

11.3. Audit and Inspection.

Buyer has the right, during normal working hours, to examine the records of the Seller related to the Facility to the extent reasonably and commercially necessary to confirm Seller's right, title, and interest in the RECs Delivered hereunder, the Vintage of such RECs, the production of Energy with which the RECs are associated and that such RECs continue to meet the Applicable Standards. Seller shall maintain

adequate records to assist Buyer in meeting any reporting or registration requirements associated with the RECs. Seller shall provide such records upon reasonable notice from Buyer. If any such examination reveals any inaccuracy in any statement, the Parties shall make the necessary adjustments promptly, and amounts discovered to be so due shall bear interest calculated at the Default Rate from the date the overpayment or underpayment was made until paid.

11.4. Confidentiality.

The Parties are expressly authorized to disclose the existence of this Agreement, including the quantity and term of the sale of RECs and Seller's name and Facility details (such as location, capacity, output, commercial on-line date, and Vintage of the RECs). Unless otherwise provided, all other terms of this Agreement, including price and payment terms, are confidential and neither Party may disclose such confidential information to anyone, other than (i) as may be agreed to in writing by the Parties; (ii) to any of such Parties' members, shareholders, directors, officers, commissioners and employees and members, shareholders, directors, officers and employees of affiliated companies and representatives thereof or their advisors who need to know such information and agree to treat such information confidentially; (iii) to the extent Buyer determines that disclosure is required by applicable law or legal process; (iv) to any actual or potential lender or lenders providing financing to a Party or any of its affiliates; (v) to any actual or potential investor in a Party or any of its affiliates, or to any other potential acquirer of any direct or indirect ownership interest in a Party or any of its affiliates; (vi) to any actual or potential Tax-Equity Investor(s), as well as any affiliates of such actual or potential Tax-Equity Investor(s); or (vii) to any advisor providing professional advice to any Party or any of its affiliates in relation to any of the circumstances referenced in the preceding clauses (iv) through (vi). The Parties are entitled to all remedies available at law or in equity to enforce this provision; however, neither Party will be liable for any damage suffered as a result of the use or disclosure of confidential information made in accordance with the express terms and conditions of this Agreement. For the avoidance of doubt, the Parties agree that upon receipt of a request to disclose information covered by this Article 11, Buyer shall provide notice of such request to Seller, and shall have no obligation to defend or take legal action to avoid such disclosure, but Seller may at its own option and expense seek relief from a court of competent jurisdiction to protect the confidentiality of the requested information. Notwithstanding Seller's efforts to obtain relief from such disclosure request from a court of competent jurisdiction, absent such relief Seller may disclose the requested information if Buyer determines such disclosure is required by applicable law or legal process.

11.5. Counterparts.

This Agreement may be executed by facsimile, e-mail or other electronic means and in one or more counterparts, all of which taken together will constitute one and the same original instrument.

11.6. Entire Agreement.

This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all previous communications, representations, or contracts, either written or oral, that purport to describe or embody the subject matter hereof. There are no oral understandings, terms, or conditions and neither Party has relied upon any representation, express or implied, not contained in this Agreement.

11.7. Exhibits.

The exhibits attached hereto are incorporated into this Agreement by reference. The exhibits may only be revised upon mutual agreement between the Parties. In the event of a conflict between this Agreement and the Confirmation Letter, the terms of the Confirmation Letter shall prevail.

11.8. No Third-Party Beneficiaries.

There are no intended third-party beneficiaries hereof, and this Agreement should not be construed to create or confer any right or interest in or to, or to grant any remedies to, any third-party as a beneficiary of this Agreement or of any duty, obligation, or undertaking established herein

11.9. Survival Rights.

This Agreement will continue in effect after termination to the extent necessary to allow or require either Party to fulfill rights or obligations that arose under the Agreement prior to such termination.

11.10. Waiver, Amendment.

None of the terms or conditions of this Agreement may be amended or waived except in a writing signed by the Parties. The Parties agree that no waiver, amendment, or modification of this Agreement will be established by conduct, custom, or course of dealing. The failure of a Party to require performance of any provision of this Agreement will not limit such Party's right to seek such performance at a later time. Similarly, a Party's waiver of its rights with respect to any Event of Default or any other matter arising in connection with this Agreement will not be considered a waiver with respect to any subsequent Event of Default or matter.

11.11. Indemnification.

Each Party agrees to protect, defend, indemnify, and hold the other Party, its officers, employees, commissioners and agents, harmless from all losses, costs, damages, injuries, penalties, claims, or liabilities resulting from bodily injury or death to any individual or physical damage to or loss of tangible property caused by or arising out of this Agreement to the extent that such injury or damage is caused by the negligence or willful misconduct of the indemnifying Party, its officers, employees and agents.

11.12. Change in Law.

If any statutes, rules, regulations, permits or authorizations are enacted, amended, granted or revoked which have the effect of changing the transfer and sale procedure set forth in this Agreement so that the implementation of this Agreement becomes impossible or impracticable (a "Change in Law"), the Parties hereto agree to negotiate in good faith a mutually agreeable amendment(s) to this Agreement to conform with such new statutes, regulations, or rules in order to maintain the original intent of the Parties under this Agreement. For the sake of clarity, a Change in Law shall not (a) void the Agreement or (b) constitute an Event of Default.

ARTICLE 12
SIGNATURES

Each Party represents that the person signing this Agreement on its behalf is authorized to enter into this Agreement on behalf of the Party for whom they sign.

IN WITNESS WHEREOF, the Parties understand and agree to the terms and conditions contained herein and agree to be bound thereby.

Raft River Energy I LLC		**Public Utility District No. 1 of Clallam County**	
Signature	[signature]	Signature	[signature] f.M.
Name	DANIEL KUNZ	Name	Doug Ness
Title	MANAGER	Title	General Manager

EXHIBIT A

Confirmation Letter

The following describes a transaction between Buyer and Seller for the sale, purchase and Delivery of Renewable Energy Certificates ("**RECs**") pursuant to the terms of the Renewable Energy Certificate Purchase and Sale Agreement between the Parties dated December 15, 2010 (the "**Agreement**"). To the extent there is a conflict between a provision of the Agreement and this Confirmation Letter, the terms of this Confirmation Letter shall control for the purposes of this transaction.

Seller shall sell and Deliver, and Buyer shall purchase and pay for, RECs under and pursuant to the terms of this Confirmation Letter and the Agreement.

Initially capitalized terms used and not otherwise defined herein are defined in the Agreement.

Basic Commercial Terms:

Trade Date:	(date the contract is executed)
Transaction Reference:	# 1
Seller:	Raft River Energy I LLC
Buyer:	Public Utility District No.1 of Clallam County, Washington
Facility:	Raft River Unit 1, a binary cycle, geothermal power plant with 13 megawatts of installed capacity, located in Cassia County, Idaho.
Eligible Renewable Resource Type:	Geothermal
Geography:	Idaho
Vintage(s):	2018-2034
REC Quantity (REC):	All of the RECs which Seller has the contractual right to receive (49% of Project output) from the Eligible Renewable Resource in each year during the Term, which is expected to be 50,000 MWhs per year.
Contract Price ($/REC):	$17.00 all vintages

Product Specific Terms:

Applicable Standard:	RCW 19.285.010, *et seq.* (as such statute exists on January 31, 2009)
Environmental Attributes retained by Seller, if any:	None
Applicable Tracking System:	WREGIS
Attestation Form [yes, no]:	No
Delivery Obligation: [Firm or Unit Contingent]:	Unit Contingent
Additional Terms	

The exchange of copies of this Confirmation Letter and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Confirmation Letter as to the Parties and may be used in lieu of the original Confirmation Letter for all purposes.

This Confirmation Letter is being provided pursuant to and in accordance with the Agreement, and constitutes part of and is subject to the terms and provisions of the Agreement.

The Parties agree to the transaction set forth herein.

Raft River Energy I LLC		**Public Utility District No. 1 of Clallam County**	
Signature	[signature]	Signature	[signature] f.m.
Name	DANIEL KUNZ	Name	Doug Nass
Title	MANAGER	Title	General Manager